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                                                                  Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                                         Three Months Ended        Nine Months Ended
                                                                           September 30,            September 30,
                                                                        --------------------      -------------------
                                                                        1999         1998         1999        1998
                                                                        ----         ----         ----        ----

Income before federal income taxes and cumulative effect of
     changes in accounting principles                                   $  430      $    425     $  1,361     $  1,337
Interest                                                                    38            40          118          121
Portion of rentals deemed to be interest                                     9            10           32           34
                                                                       -------      --------     --------     --------
Earnings available for fixed charges                                   $   477      $    475     $  1,511     $  1,492
                                                                       =======      ========     ========     ========

Fixed charges:
     Interest                                                          $    38      $     40     $    118     $    121
     Portion of rentals deemed to be interest                                9            10           32           34
                                                                       -------      --------     --------     --------
     Total fixed charges                                               $    47      $     50     $    150     $    155
                                                                       =======      ========     ========     ========

Ratio of earnings to fixed charges                                       10.15x         9.50x       10.07x        9.63x
                                                                       =======      ========     ========     ========


The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.